Free Writing Prospectus pursuant to Rule 433 dated May 5, 2020

Registration Statement No. 333-219206

Market Linked Securities —Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026
OVERVIEW

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities do not bear interest or repay a fixed amount of principal at maturity. The amount that you will be paid on your securities on the stated maturity date (expected to be May 20, 2026) is based on the performance of the S&P 500® Index as measured from the pricing date (expected to be May 15, 2020) to and including the determination date (expected to be May 13, 2026).

If the final underlier level on the determination date is greater than the initial underlier level (determined on the pricing date), the return on your securities will be positive and will equal the participation rate (expected to be between 100% and 110%) times the underlier return.

If the final underlier level declines by up to 20% from the initial underlier level, you will receive the face amount of your securities. If the final underlier level declines by more than 20% from the initial underlier level, the return on your securities will be negative and will equal the underlier return plus 20%. In this case, you will receive less than the face amount and have 1-to-1 downside exposure to the decline in the final underlier level in excess of 20%. You could lose up to 80% of the face amount of your securities.

You should read the accompanying preliminary prospectus supplement dated May 5, 2020, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Pricing date:	expected to be May 15, 2020
Issue date:	expected to be May 20, 2020
Determination date:	expected to be May 13, 2026
Stated maturity date:	expected to be May 20, 2026
Initial underlier level:	the closing level of the underlier on the pricing date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Participation rate:	expected to be between 100% and 110%
Buffer level:	80% of the initial underlier level
Buffer amount:	20%
Payment amount at maturity (for each $1,000 face amount of your securities)

●    if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return

●    if the underlier return is zero or negative but not below -20% (the final underlier level is equal to the initial underlier level or is less than the initial underlier level, but not by more than 20%), $1,000; or

●    if the underlier return is negative and is below -20% (the final underlier level is less than the initial underlier level by more than 20%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the underlier return plus 20% times (b) $1,000.

Underwriting discount:

up to 5.225% of the face amount; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive a portion of underwriting discount of up to 4.85% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.50% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA will also receive out of the agent discount a distribution expense fee of 0.12% for each $1,000 face amount of a security WFA sells. Goldman Sachs & Co. LLC will receive a portion of underwriting discount equal to 0.375% of the aggregate face amount of the securities ($3.75 per $1,000 face amount of securities).

CUSIP/ISIN:	40057EAR8 / US40057EAR80

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $940 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the included preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the included preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Hypothetical Payment Amount at Maturity*

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)	Hypothetical Payment Amount at Maturity ($)
175.000%	175.000%	$1,750.00
150.000%	150.000%	$1,500.00
125.000%	125.000%	$1,250.00
110.000%	110.000%	$1,100.00
100.000%	100.000%	$1,000.00
95.000%	100.000%	$1,000.00
90.000%	100.000%	$1,000.00
85.000%	100.000%	$1,000.00
80.000%	100.000%	$1,000.00
79.000%	99.000%	$990.00
75.000%	95.000%	$950.00
50.000%	70.000%	$700.00
25.000%	45.000%	$450.00
0.000%	20.000%	$200.00

*assumes a participation rate of 100%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Determining Payment Amount at Maturity

Is the final underlier level greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 6 and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 6 and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 6 and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The securities are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated May 5, 2020
●	Underlier supplement no. 6 dated April 24, 2020
●	Prospectus supplement dated July 10, 2017
●	Prospectus dated July 10, 2017

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the included accompanying prospectus supplement, accompanying underlier supplement no. 6, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying preliminary prospectus supplement, “Additional Risk Factors Specific to the Notes” in the accompanying underlier supplement no. 6, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Securities Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪	You May Lose a Substantial Portion of Your Investment in the Securities
▪	Your Securities Do Not Bear Interest
▪	Past Underlier Performance is No Guide to Future Performance
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	If the Level of the Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	Other Investors in the Securities May Not Have the Same Interests as You
▪

Anticipated Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪	You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research
Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities
▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Sponsor or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	The Policies of the Underlier Sponsor and Changes That Affect the Underlier or the Underlier Stocks Could Affect the Payment Amount on Your Securities and Their Market Value
▪

Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the parent company of WFS) Are Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsor and Us or WFS

▪	Your Securities May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 6:

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the

Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	Investors in Indexed Notes Could Lose Their Investment
▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our debt securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s preferred resolution strategy could increase the losses incurred by holders of our debt securities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the included preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

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